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                              AMENDED AND RESTATED
                 MASTER DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                                       OF
                           TAX-FREE INVESTMENTS TRUST

        This Amended and Restated Master Distribution Plan (the "Plan") of Tax-Free Investments Trust (the "Trust") amends, and restates, a plan previously adopted by the Trust pursuant to Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to each series portfolio of the Trust.

        1. The Trust, on behalf of each series portfolio (each a "Portfolio" and collectively, the "Portfolios") of the Trust, may act as a distributor of the shares of those respective classes of each Portfolio (each a "Class" and collectively, the "Classes") set forth in Appendix A, pursuant to Rule 12b-1 under the 1940 Act, according to the terms of the Plan. The provisions of the Plan are severable for each Portfolio and Class thereof. The maximum amount payable by a Portfolio with respect to a particular Class pursuant to the Plan is set forth in Appendix A, as qualified therein and in the Plan.

        2. Each Portfolio may expend amounts under the Plan to finance distribution-related services for its respective Classes in the form of (i) compensation to Fund Management Company ("Distributor"), the principal underwriter of each of the Portfolios, for providing distribution-related services directly, (ii) compensation to broker-dealers, banks and other financial institutions ("Service Providers") for providing distribution-related services directly and/or (iii) compensation to Distributor to arrange for the provision of distribution-related services through Service Providers. Distribution-related services shall mean any activity which is primarily intended to result in the sale of shares of the Classes, including, but not limited to: (i) organizing and conducting sales seminars; (ii) implementing advertising programs; (iii) engaging finders and paying finders fees; (iv) printing prospectuses and statements of additional information (and supplements thereto) and annual and semi-annual reports for other than existing shareholders; (v) preparing and distributing advertising material and sales literature; and (vi) administering the Plan.

        3. Each Portfolio may also expend amounts under the Plan to finance payments of service fees under arrangements for personal continuing shareholder services ("shareholder services") for its respective Classes in the form of (i) compensation to Distributor for providing shareholder services directly, (ii) compensation to Service Providers for providing shareholder services directly and/or (iii) compensation to Distributor to arrange for the provision of shareholder services through Service Providers. Shareholder services may include, but shall not be limited to, the following: (i) distributing sales literature to customers; (ii) answering routine customer inquiries concerning the Portfolios and their respective Classes; (iii) assisting customers in changing dividend options, account designations and addresses; (iv) assisting customers in enrolling in any of several retirement plans offered in connection with the purchase of shares of the Portfolios; (v) assisting customers in the establishment and maintenance of customer accounts and records; (vi) assisting customers in the placement of purchase and redemption transactions; (vii) assisting customers in investing dividends and capital gains distributions automatically in shares of the Portfolios; and (viii) providing such other services as the Portfolios or the customers may reasonably request, so long as such other services are covered by the term "service fee" as such term is defined and interpreted by the NASD, Inc.

        4. Service Providers who provide directly either or both of the distribution-related services and the shareholder services discussed above are referred to herein as "Direct Service Providers." Service Providers who provide indirectly either or both of the distribution-related

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services and the shareholder services discussed above, because Distributor is arranging for the provision of these services, are referred to herein as "Indirect Service Providers."

        5. All amounts expended pursuant to the Plan shall be paid to: (i) Distributor pursuant to the related agreement attached hereto in Appendix B;
(ii) one or more Direct Service Providers pursuant to a related agreement substantially in the form attached hereto in Appendix C; or (iii) one or more Direct Service Providers who have entered into agreements setting forth the services they will provide substantially in a form approved by the Board of Trustees of the Trust, including the trustees who are not "interested persons" of the Trust, as such term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Non-Interested Trustees"), by vote cast in person at a meeting called for the purpose of voting on such agreement. Payments made to Distributor or Direct Service Providers pursuant to any of the related agreements described in this paragraph 5 are the legal obligation of the Trust with respect to applicable Portfolio(s). Any payments that Distributor may make to Indirect Service Providers are obligations of Distributor and not of the Trust.

        The maximum fee payable by a Portfolio with respect to a Class for the provision of distribution-related services shall not exceed seventy-five one hundredths of one percent (0.75%) per annum of the average daily net assets of the Class. The maximum fee payable by a Portfolio with respect to a Class for the provision of shareholder services shall not exceed twenty-five one hundredths of one percent (0.25%) per annum of the average daily net assets of the Class. Of the total fees paid by a Portfolio with respect to a particular Class to Distributor or a Direct Service Provider for shareholder services and distribution-related services, amounts up to and including the first twenty-five one hundredths of one percent (0.25%) per annum shall be considered a fee for shareholder services and any amounts above twenty-five one hundredths of one percent (0.25%) per annum shall be considered a fee for distribution-related services.

        No provision of the Plan shall be interpreted to prohibit any payments during periods when the Trust has suspended or otherwise limited sales.

        6. No additional payments are to be made by the Trust on behalf of a Portfolio with respect to a Class as a result of the Plan other than the payments such Portfolio is otherwise obligated to make (i) to A I M Advisors, Inc. ("AIM") pursuant to the Master Investment Advisory Agreement applicable to the Trust, and (ii) for the expenses otherwise incurred by the Portfolio and the Trust on behalf of the Classes in the normal conduct of the Portfolio's business pursuant to the Master Investment Advisory Agreement. However, to the extent any payments by the Trust on behalf of a Portfolio to AIM or such Portfolio's shareholder servicing and transfer agent; by AIM to any Service Providers pursuant to any shareholder service agreement; or, generally, by the Trust on behalf of the Portfolio to any party for the Portfolio's operating expenses, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Portfolio's shares within the context of Rule 12b-1, then such payments shall be deemed to be made pursuant to the Plan as set forth herein.

        7. Notwithstanding any of the foregoing, while the Plan is in effect with respect to a Portfolio or Class thereof, the following terms and provisions will apply:

                a. Distributor shall report at least quarterly in writing to the Board of Trustees on the amounts and purpose of payments for any of the activities in paragraphs 2, and 3 and shall furnish such other information as the Board of Trustees may reasonably request in connection with such payments in order to enable the Board of Trustees to make an informed determination of the nature and value of such expenditures.

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                b.      The Plan shall continue in effect with respect to any
        Class for a period of more than one year from the date written below only so long as such continuance is specifically approved, at least annually, by the Trust's Board of Trustees, including the Non-Interested Trustees, by vote cast in person at a meeting called for the purpose of voting on the Plan.

                c. The Plan may be terminated with respect to any Class at any time by vote of a majority of the Non-Interested Trustees, or by vote of a majority of the outstanding voting securities of the applicable Class.

                d. The Plan may not be amended to materially increase the amount to be spent for distribution without shareholder approval. All material amendments to the Plan shall be approved by vote of the Non-Interested Trustees by vote cast in person at a meeting called for the purpose of voting on such amendment(s) to the Plan.

                e. The Board of Trustees shall satisfy the fund governance standards as set forth in Rule 0-1(a)(7) under the 1940 Act.

        8. Nothing herein shall be deemed to protect the parties to any shareholder service agreement entered into pursuant to this Plan against any liability to the Trust or its shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties hereunder, or by reason of their reckless disregard of their obligations and duties hereunder.

        IN WITNESS WHEREOF, the undersigned has executed this document as constituting a Plan pursuant to Rule 12b-1.

                                                   TAX-FREE INVESTMENTS TRUST


Attest: /s/ John H. Lively                         By: /s/ Robert H. Graham
        -------------------------                      -------------------------
        Assistant Secretary                            President

Effective as of February 25, 2005.

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                                  APPENDIX A TO
                  AMENDED AND RESTATED MASTER DISTRIBUTION PLAN
                                       OF
                           TAX-FREE INVESTMENTS TRUST

        Amounts payable pursuant to the Plan shall be determined by applying the annual rate set forth below as to each Class to the average annual net assets of the Class.

Tax-Free Cash Reserve Portfolio                 Maximum Annual Rate
-------------------------------                 -------------------
Reserve Class                                          1.00%
Personal Investment Class                              0.75%
Private Investment Class                               0.50%
Sweep Class                                            0.25%
Resource Class                                         0.20%
Cash Management Class                                  0.10%
Corporate Class                                        0.03%

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